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                                                                 EXHIBIT 10.19

                                EMPLOYMENT AGREEMENT


     This Employment Agreement is made and entered into by and between SpatiaLight, Inc. (the "Company") and William E. Hollis ("Hollis") as of September 19, 1997 (the "Effective Date"). This Employment Agreement supersedes that agreement between Hollis and the Company dated July 1, 1996, which agreement shall have no further force or effect.

1.   POSITION AND DUTIES:

             1.1 Hollis was employed by the Company in the position of President and Chief Executive Officer in the period from December 1, 1994 through June 20, 1997. Since June 20, 1997 Hollis has been employed as the Chief Executive Officer of the Company. Hollis has also held the position of Chairman of The Board of Directors of the Company ("Chairman") since June 20, 1997. Hollis shall continue to be employed in the position of Chief Executive Officer through the Term and any Renewal Term as defined in paragraph, below. In this position, Hollis will continue to report to the Company's Board of Directors (the "Board").

          As Chairman of the Company's Board, Hollis shall continue to be subject to the provisions of the Company's bylaws and all applicable general corporation laws relative to his position on the board. In addition, to the Company's bylaws, as a member of the Board, Hollis shall also be subject to the statement of powers, both specific and general, as set forth in the Company's Articles of Incorporation.

             1.2 Hollis agrees to devote his full business time, energy and skill to his duties at the Company. These duties shall include, but not be limited to, all duties consistent with Hollis' position, as well as any other duties that may be assigned to Hollis from time to time by the Board.

2.   COMPENSATION:

             2.1 BASE SALARY: Hollis has been and will continue to be paid an annual salary of $120,000, less applicable withholding, in accordance with the Company's normal payroll procedures. Hollis' salary will be reviewed by the Board on an approximately annual basis, and may be subject to adjustment based upon various factors including, but not limited to, Hollis' performance and the Company's profitability. In any event, upon the occurrence of the earlier of: (i) January 1, 1998; or
     (ii) an equity financing in which the Company sells equity securities of the Company in an amount not less than Three Million Dollars ($3,000,000.00), Hollis' salary shall be increased to at least $200,000 per year.

     2.2 PERFORMANCE BONUS PLAN: Hollis will be eligible to participate in the Company's performance bonus plan (the "Bonus Plan"), which currently provides for a bonus of twenty (20) percent of salary upon achievement of pre-established goals. Under the Bonus Plan, all bonuses, if earned, are paid at the end of the fiscal year. Any bonus will be governed by the terms of the Company's standard Bonus Plan in effect at the time.

     2.3 EQUITY STAKE: The Board has previously approved the issuance to Hollis of an option to purchase a total of 420,000 shares of the Company's common stock (the "Options") in accordance with the Company's Stock Option Plan (the "Plan"). The Plan provides that fifty percent of the options vest upon the completion of one year's service and the remaining fifty percent of the options vest upon completion of the second year's service. Upon the execution of this Agreement the Options shall be amended to provide that in the event of a Change of Control of the Company, all of the options issued pursuant to the Options shall become fully vested as of the date of the Change in Control. A "Change of Control" is defined herein as a transaction or a series of related transactions resulting in the sale of all or substantially all of the Company'' assets or a merger or consolidation, or sale or transfer of securities, which results in any entity which does not currently hold any of the outstanding voting securities of the Company (as determined immediately prior to such merger or consolidation or sale or transfer of stock) owning, directly or indirectly, thirty-three percent or more of the beneficial interest in the outstanding voting securities of the Company or the surviving corporation that controls the Company or of such surviving

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corporation's parent corporation (determined immediately after such merger or consolidation or sale or transfer of stock). The stock option agreements establishing the Options shall be amended to reflect this additional provision, and Hollis agrees to execute such amended stock option agreement(s).

        2.4 ADDITIONAL OPTIONS: After the occurrence of an equity financing during the nine months following the Effective Date in which the Company sells equity securities of the Company in an amount not less than Three Million Dollars ($3,000,000.00), Hollis shall be granted an additional stock option to purchase that number of shares of Common Stock determined by the following formula: the number of shares of the Company times four percent (4.0%) less the number shares subject to options previously granted to Hollis. If such formula produces a negative number, then Hollis shall not receive this Additional Option. The exercise price of this option shall be the fair market value at the time of the grant of the option. This Additional Option shall be immediately exercisable.

        2.5 BENEFITS: Hollis will be entitled to continue to participate in all of the Company's benefit plans, as those plans may change from time to time, on the same terms as all other employees of the Company. However, in the event that the Company does not provide long term disability insurance to its other employees, the Company shall also reimburse Hollis for the cost of his obtaining long term disability insurance.

3. TERM OF EMPLOYMENT: Hollis' employment with the Company pursuant to this Agreement is for a period from the Effective Date through July 1, 2001, subject to the provisions regarding termination set forth below (the "Term"). If neither party gives the other written notice of termination or a desire to change the provisions herein, on or before the thirtieth (30th) day prior to the expiration of the Term, this Agreement shall be automatically renewed for an additional one (1) year period (the "Renewal Term"). Thereafter, if neither party gives the other written notice of termination or a desire to change the provisions herein, on or before the thirtieth (30th) day prior to the expiration of each Renewal Term, this Agreement shall be renewed for an additional one (1) year period.

4. BENEFITS UPON TERMINATION: Notwithstanding paragraph 3 above, Hollis' employment may be terminated by Hollis or the Company at any time, with or without notice and with or without cause. In the event that either party elects to terminate this Agreement prior to the expiration of the contract term, benefits shall be provided as set forth below:

     4.1 VOLUNTARY TERMINATION: In the event that Hollis voluntarily resigns from his employment with the Company, or in the event that Hollis' employment terminates as a result of his death or disability, Hollis shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 2 above through the date of his termination. In the event that Hollis voluntarily resigns from his employment with the Company he shall simultaneously resign from any position he holds on the Company's Board.

     4.2 INVOLUNTARY TERMINATION: In the event of the termination of Hollis' employment by the Company for the reasons set forth below, Hollis shall be entitled to the following:

          a. TERMINATION FOR CAUSE: If Hollis' employment is terminated by the Company for cause as defined below, Hollis shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 2 through the date of Hollis' termination.

For purposes of this Agreement, a termination "for cause" occurs if Hollis' employment is terminated for any of the following reasons:

               (1) theft, dishonesty, or falsification of any employment or Company records;

               (2) conviction of a felony or any act involving moral turpitude;

               (3) consistent poor performance, as determined by the Board in its sole discretion;

               (4) improper disclosure of the Company's confidential or proprietary information;

               (5) any intentional act by Hollis that has a material detrimental effect on the Company's reputation or business;
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               (6)  the Company ceases or fails to continue to do business; or

               (7) any material breach of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

          b. TERMINATION FOR OTHER THAN CAUSE: If Hollis' employment is terminated by the Company for any reason other than cause, Hollis shall be entitled to continuation of Hollis' salary and all other benefits, including, but not limited to, vesting in all stock options, for six months following the termination of Hollis' employment.

5. CONFIDENTIAL AND PROPRIETARY INFORMATION: As a condition of Hollis; employment with the Company, Hollis has signed the Company's standard form of proprietary information and assignment of inventions agreement and Hollis has and agrees to continue to comply with the terms of that agreement.

6. DISPUTE RESOLUTION: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimation), Hollis and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Francisco, California in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Hollis acknowledges by accepting this arbitration provision he is waiving any right to a jury trial in the event of such a dispute. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

7. ATTORNEYS' FEES: The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any action brought to enforce any right arising out this Agreement.

8. INTERPRETATION: This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

9. ASSIGNMENT: In view of the personal nature of the services to be performed under this Agreement by Hollis, Hollis shall not have the right to assign or transfer any of his obligations under this Agreement.

10. ENTIRE AGREEMENT: This Agreement, along with any agreements referred to in paragraph 2, relating to stock options and paragraph 5, relating to proprietary information and assignment of inventions, sets forth the entire agreement between Hollis and the Company regarding the terms and conditions of Hollis' employment, and supersedes all prior negotiations, representations or agreements between Hollis and the Company regarding Hollis' employment, whether written or oral.

11. NO REPRESENTATIONS: Hollis acknowledges that his is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company that is not set forth in this Agreement.

12. MODIFICATION: This Agreement may only be modified or amended by a supplemental written agreement signed by Hollis and an authorized member of the Board.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.


                                             SPATIALIGHT, INC.


DATE:__________________________              By:______________________________
                                             Its:_____________________________



DATE:__________________________              _________________________________
                                             William E. Hollis